EXHIBIT 99.1

MARSH & McLENNAN COMPANIES, INC.

2011 INCENTIVE AND STOCK AWARD PLAN

MARSH & McLENNAN COMPANIES, INC.

2011 INCENTIVE AND STOCK AWARD PLAN

1.	Purposes	1
2.	Definitions	1
3.	Administration	4
	(a) Authority of the Committee	4
	(b) Manner of Exercise of Committee Authority	4
	(c) Limitation of Liability	5
4.	Eligibility	5
	(a) Generally	5
	(b) Annual Per-Person Limitation Applicable to Certain Awards	5
5.	Stock Subject to the Plan; Adjustments	5
	(a) Shares Reserved	5
	(b) Manner of Counting Shares	6
	(c) Type of Shares Distributable	6
	(d) Adjustments	6
6.	Specific Terms of Awards	7
	(a) General	7
	(b) Options	7
	(c) SARs	7
	(d) Restricted Stock	8
	(e) Restricted Stock Units	8
	(f) Stock Bonuses and Stock Awards in Lieu of Cash Awards	9
	(g) Dividend Equivalents	9
	(h) Other Stock-Based Awards	9
	(i) Unit-Based Awards	9
7.	Certain Provisions Applicable to Awards	9
	(a) Stand-Alone, Additional, Tandem, and Substitute Awards	9
	(b) Terms of Awards	9
	(c) Form of Payment Under Awards	9

(i)

	(d) Buyouts	10
	(e) Cancellation and Rescission of Awards	10
	(f) Awards to Participants Outside the United States	10
8.	Performance Awards	10
	(a) Performance Conditions	10
	(b) Performance Awards Granted to Designated Covered Employees	10
	(c) Written Determinations	11
	(d) Status of Section 8(b) Awards Under Section 162(m) of the Code	11
9.	Change in Control Provisions	12
	(a) Acceleration Upon Termination Following a Change in Control	12
	(b) Change in Control and Performance Awards	12
	(c) “Change in Control” Defined	12
	(d) “Change in Control Price” Defined	13
10.	General Provisions	13
	(a) Compliance with Legal and Exchange Requirements	13
	(b) Nontransferability	13
	(c) No Right to Continued Employment	13
	(d) Taxes	13
	(e) Changes to the Plan and Awards	14
	(f) No Rights to Awards; No Rights to Additional Payments; No Stockholder Rights	14
	(g) Unfunded Status of Awards and Trusts	14
	(h) Nonexclusivity of the Plan	15
	(i) No Fractional Shares	15

(ii)

(j) Governing Law	15
(k) Effective Date and Approval Date	15
(l) Term of the Plan	15
(m) Section 409A of the Code	15
(n) Cancellation or “Clawback” of Awards in Case of Certain Financial Restatements	15
(o) Titles and Headings; Certain Terms	15
(p) Data Protection	16

(iii)

MARSH & McLENNAN COMPANIES, INC.

2011 INCENTIVE AND STOCK AWARD PLAN

1. Purposes. The purposes of the 2011 Incentive and Stock Award Plan are to advance the interests of Marsh & McLennan Companies, Inc. and its stockholders by providing a means to attract, retain, and motivate executives and employees of the Company and its Subsidiaries and Affiliates, and to strengthen the mutuality of interest between such executives and employees and the Company’s stockholders. This Plan shall be the successor to the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan and the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Committee as a participating employer under the Plan; provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of voting stock of such entity or at least 20% of the ownership interests in such entity.

(b) “Approval Date” means Approval Date as defined in Section 10(k).

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Bonus or Stock Award in Lieu of Cash, Dividend Equivalent, Other Stock-Based Award, or Unit-Based Award, including Performance Awards granted to a Participant under the Plan.

(d) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(e) “Beneficiary” means the person, persons, trust, or trusts which have been designated by such Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary (or if any designation is not effective under applicable law), then the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, with respect to any Participant:

(i) willful failure of the Participant to substantially perform the duties consistent with his or her position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(ii) willful violation of any written Company policies including the Company’s code of business conduct & ethics;

(iii) commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv) unlawful use (including being under the influence) or possession of illegal drugs;

(v) any gross negligence or willful misconduct resulting in a material loss to the Company or any Subsidiaries, or material damage to the reputation of the Company or any Subsidiaries; or

(vi) any violation of any statutory or common law duty of loyalty to the Company or any Subsidiaries, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company or any Subsidiaries.

(h) “Change in Control” means Change in Control as defined with related terms in Section 9.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(j) “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan. The Committee shall consist solely of two or more directors of the Company.

(k) “Company” means Marsh & McLennan Companies, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(l) “Covered Employee” means Covered Employee as defined in Section 8(d).

(m) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock or to periodic distributions on other specified equity securities of the Company or any Subsidiary or Affiliate. Dividend Equivalents may only be awarded in connection with another Award (other than an Option), are accumulated, become payable only if the underlying Award vests and are paid at or after the vesting date.

(n) “Effective Date” means Effective Date as defined in Section 10(k).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(p) “Fair Market Value” means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Stock as of any given date shall mean the per share value of Stock as determined by using the mean between the high and low selling prices of such Stock on the immediately preceding date (or, if the NYSE was not open that day, the next preceding day that the NYSE was open for trading and the Stock was traded) as reported for such date in the table titled “NYSE-Composite Transactions,” contained in The Wall Street Journal or an equivalent successor table.

(q) “Good Reason” means, with respect to any Participant, any one of the following events (without the Participant’s consent):

(i) a material reduction in such Participant’s base salary;

(ii) a material reduction in such Participant’s annual incentive opportunity (including a material adverse change in the method of calculating such Participant’s annual incentive);

(iii) a material diminution of such Participant’s duties, responsibilities, or authority; or

(iv) a relocation of more than 50 miles from such Participant’s principal place of employment immediately prior to the Change in Control;

provided that such Participant provides the Company with written notice of his or her intent to terminate his or her employment for Good Reason within 60 days of such Participant becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which such Participant is relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of his or her employment under the indicated provision) and that such Participant provides the Company with at least 30 days following receipt of such notice to remedy such circumstances.

(r) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(s) “NQSO” means any Option that is not an ISO.

(t) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock. An Option may be either an ISO or an NQSO.

(u) “Other Stock-Based Award” means a right, granted to a Participant under Section 6(h), that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock or other securities of the Company or any Subsidiary or Affiliate, including, without limitation, rights convertible or exchangeable into Stock or such other securities, purchase rights for Stock or such other securities, and Awards with value or payment contingent upon performance of the Company, a Subsidiary, or Affiliate, or upon any other factor or performance condition designated by the Committee.

(v) “Participant” means a person who, as an officer, employee, or, solely with respect to Substitute Awards, a consultant or director, of the Company, a Subsidiary or Affiliate, has been granted an Award under the Plan.

(w) “Performance Award” means an Award of one of the types specified in Section 6 the grant, exercise, or settlement of which is subject to achievement of performance goals and other terms specified under Section 8.

(x) “Plan” means this 2011 Incentive and Stock Award Plan, as amended from time to time in accordance with its terms.

(y) “Preexisting Plans” mean the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan and the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan and any other Company plan adopted prior to 2000 and approved by the Company’s stockholders that provides for the grant or award of equity-based compensation.

(z) “Qualified Member” means a member of the Committee who satisfies, among other things, the following conditions: (1) is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3); (2) is an “outside director” within the meaning of Treasury Regulation 1.162-27(e)(3) under Section 162(m) of the Code; and (3) is an “independent” member of the Board to the extent required by any applicable law or rules of the NYSE.

(aa) “Restricted Stock” means an award of shares of Stock to a Participant under Section 6(d) that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means an award, granted to a Participant under Section 6(e), representing the right to receive either Stock or cash or any combination thereof at the end of a specified deferral period.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “Stock” means the common stock, $1.00 par value per share, of the Company or such other securities as may be substituted or resubstituted therefor pursuant to Section 5.

(ee) “Stock Appreciation Right” or “SAR” means the right, granted to a Participant under Section 6(c), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, other Awards, or other property as specified in the Award or determined by the Committee.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(gg) “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees, consultants, or directors of, a company or other entity or business acquired (directly or indirectly) by the Company, or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

(hh) “Unit-Based Award” means a unit, granted to a Participant under Section 6(i), with value or payment contingent upon performance of the Company, a Subsidiary, or an Affiliate, or upon any other factor or performance condition designated by the Committee.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select Participants to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate, the terms and conditions of any Award granted under the Plan (including any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(v) to determine whether, to what extent, and under what circumstances cash, Stock, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant, and whether to create trusts and deposit Stock or other property therein;

(vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, or relating to an Award intended to constitute qualified “performance-based compensation” within the meaning of Section 162(m) of the Code, may be taken either (i) by a subcommittee composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee with respect to the Plan or an Award Agreement shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and such other functions as the Committee may determine, to the extent permitted under applicable law and, with respect to any Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, to the extent performance of such function will not result in a subsequent transaction failing to be exempt under Rule 16b-3.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4. Eligibility.

(a) Generally. Employees of the Company and Subsidiaries and Affiliates (including any director of the Company who is also an employee but excluding directors who are not employees) are eligible to be granted Awards under the Plan; provided that employees, consultants, or directors of a company or other entity or business acquired (directly or indirectly) by the Company, or any Subsidiary or Affiliate, or with which the Company or any Subsidiary or Affiliate combines, are eligible to be granted Substitute Awards under the Plan.

(b) Annual Per-Person Limitation Applicable to Certain Awards. In each fiscal year, during any part of which the Plan is in effect, a Participant may be granted (i) Options under Section 6(b), (ii) SARs under Section 6(c), and (iii) Performance Awards pursuant to Section 8(b), involving Awards under Sections 6(d), 6(e), 6(f), 6(h), or 6(i) relating, in the aggregate, to no more than two million shares of Stock, subject to adjustment as provided in Section 5(d). With respect to Performance Awards granted pursuant to Section 8(b) not relating to Stock at the date of grant (including Unit-Based Awards), the maximum amount payable to a Participant in settlement of such an Award in any fiscal year shall be the greater of the Fair Market Value of the number of shares of Stock specified in the preceding sentence (subject to adjustment) at the date of grant or at the date of settlement of the Performance Award (this limitation is separate and not affected by the limitation on shares of Stock set forth in the preceding sentence).

5. Stock Subject to the Plan; Adjustments.

(a) Shares Reserved. Subject to adjustment as hereinafter provided, the total number of shares of Stock reserved for issuance in connection with Awards under the Plan shall be the number of shares authorized and reserved for awards under the Preexisting Plans to the extent that such shares were available for grants of awards under the Preexisting Plans immediately prior to the Approval Date. There shall be added to the number of shares of Stock reserved for issuance under this Section 5(a) such shares that were subject to outstanding awards under the Preexisting Plans on the Approval Date and thereafter are forfeited, cancelled, exchanged or surrendered which would result in such shares again being available for Awards under the Plan (as determined pursuant to Section 5(b)). No Award may be granted if the number of shares to which such Award relates, when added to the number of shares previously issued under the Plan and the number of shares to which other then-outstanding Awards relate, exceeds the number of shares reserved under this Section 5(a). Shares of Stock issued under the Plan shall be counted against this limit in the manner specified in Section 5(b).

(b) Manner of Counting Shares. If any shares subject to an Award or Preexisting Plan award are forfeited, canceled, exchanged, or surrendered or such Award or award is settled in cash or otherwise terminates without a distribution of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of or tax obligation relating to such an Award or award and (ii) the number of shares equal to the number surrendered in payment of any exercise or purchase price of or tax obligation relating to any Award or award, such number of shares will again be available for Awards under the Plan. The Committee may make determinations and adopt regulations for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting (in the case of tandem awards or Substitute Awards), and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.

(c) Type of Shares Distributable. Any shares of Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares acquired by purchase in the open market or in private transactions.

(d) Adjustments. In the event that any large, special, and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall adjust any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards or, if deemed appropriate, make provisions for payment of cash or other property with respect to any outstanding Award, (iii) the exercise price, grant price, or purchase price relating to any Award, and (iv) the number and kind of shares of Stock set forth in Section 4(b) as the annual per-person limitation; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards (including Performance Awards and performance goals) in recognition of unusual or non-recurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of assets or all or part of businesses) affecting the Company or any Subsidiary, Affiliate, or business unit, or the financial statements thereof, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions or in view of the Committee’s assessment of the business strategy of the Company, a Subsidiary, Affiliate, or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that, unless otherwise determined by the Committee, no such adjustment shall be made if and to the extent that such adjustment would cause Options, SARs, or Performance Awards granted pursuant to Section 8(b) to Participants designated by the Committee as Covered Employees (as defined in Section 8(d)) to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, any actions taken pursuant to this Section 5(d) shall be made in a manner consistent with Section 409A of the Code, including any requirements or restrictions with regard to the adjustment of Options and SARs that are considered exempt from Section 409A.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant. Other than in connection with the grant of Substitute Awards or Awards subject to Section 7(f), and subject to the provisions of Section 9(a), (i) Awards that vest or become exercisable based on the achievement of service conditions shall be subject to a minimum three-year vesting period following the grant date of such Award; provided that the Award may vest in ratable installments during such period and (ii) Awards that vest or become exercisable based on the achievement of performance conditions (in addition to achievement of any service conditions) shall be subject to a minimum one-year vesting period following the grant date of such Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7(a), such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option, and in no event shall the exercise price for the purchase of shares be less than par value.

(ii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Stock, other Awards, shares or units valued by reference to shares issued under any other plan of the Company or a Subsidiary or Affiliate (including shares or units subject to restrictions, so long as an equal number of shares issued upon exercise of the Option are subject to substantially similar restrictions), or notes or other property, and the methods by which Stock will be delivered or deemed to be delivered to Participants (including deferral of delivery of shares under a deferral arrangement).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.

(c) SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive with respect to each share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise, or the Change in Control Price as defined in Section 9(d)) over (2) the grant price of the SAR as of the date of grant of the SAR, which shall be not less than the Fair Market Value of one share of Stock on the date of grant of such SAR (or, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including the right to vote Restricted Stock and the right to receive dividends thereon.

(ii) Forfeiture. Upon termination of employment (as determined by the Committee) during the applicable restriction period, Restricted Stock, and any accrued but unpaid dividends or Dividend Equivalents, that is or are then subject to a risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock and any accrued but unpaid dividends or Dividend Equivalents will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock and any accrued but unpaid dividends or Dividend Equivalents.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Company may require the Participant to deliver a stock power, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred or the amount or value thereof automatically reinvested in additional Restricted Stock, Restricted Stock Units, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Stock or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, if any, at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Upon termination of employment (as determined by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Units), or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units, and any accrued but unpaid Dividend Equivalents, that are at that time subject to a risk of forfeiture shall be forfeited;

provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units and any accrued but unpaid Dividend Equivalents will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units and any accrued but unpaid Dividend Equivalents.

(f) Stock Bonuses and Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Stock as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants in connection with another Award (other than an Option). The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents: (1) shall be accumulated and paid in cash if and when the underlying Award vests or (2) shall be deemed to have been reinvested in additional Stock, or other investment vehicles as the Committee may specify and in no event distributed prior to the vesting of the underlying Award.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Other Stock-Based Awards that are deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, notes, or other property, as the Committee shall determine, subject to any required corporate action.

(i) Unit-Based Awards. The Committee is authorized to grant to Participants Unit-Based Awards that are deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be paid or settled in cash, Stock, other Awards, or property.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted as a Substitute Award or may be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of a Participant to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per share exercise price of any Option, grant price of any SAR, or purchase price of any Substitute Award shall be determined by the Committee, in its discretion, and may, to the extent the Committee determines necessary in order to preserve the value of such other award, be less than the Fair Market Value of a share on the date of grant of such Substitute Award.

(b) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO, NQSO, or SAR (granted either alone or in tandem with another Award) exceed a period of ten years from the date of its grant (or, in the case of ISOs, such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

(d) Buyouts. Solely after receiving approval from the Company’s stockholders, the Committee may offer to buyout any outstanding Award for a payment in cash, Stock, other Awards (subject to Section 7(a)), or other property based on such terms and conditions as the Committee shall determine.

(e) Cancellation and Rescission of Awards. The Committee may provide in any Award Agreement that, in the event a Participant (1) violates a term of the Award Agreement or other agreement with or policy of the Company or a Subsidiary or Affiliate, (2) takes or omits to take actions that are deemed to be (a) in competition with the Company or its Subsidiaries or Affiliates, (b) an unauthorized solicitation of customers, suppliers, or employees of the Company or its Subsidiaries or Affiliates, or (c) an unauthorized disclosure or misuse of proprietary or confidential information of the Company or its Subsidiaries or Affiliates, or (3) takes or omits to take any other action as may be specified in the Award Agreement, then the Participant shall be subject to forfeiture of such Award or portion, if any, of the Award as may then remain outstanding and also to forfeiture of any amounts of cash, Stock, other Awards, or other property received by the Participant upon exercise or settlement of such Award or in connection with such Award during such period (as the Committee may provide in the Award Agreement) prior to the occurrence which gives rise to the forfeiture.

(f) Awards to Participants Outside the United States. The Committee may modify the terms of any outstanding or new Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to or take account of laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 7(f) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation.

8. Performance Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8(b) in the case of a Performance Award intended to qualify under Section 162(m) of the Code.

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to a person who is designated by the Committee as likely to be a Covered Employee (as hereinafter defined) should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 8(b), which level may also be expressed in terms of a specified increase or decrease in the particular criteria compared to a past period. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, Affiliates, business units, or ventures of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets, return on investment, return on capital, return on equity; (6) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (7) operating margin; (8) net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total stockholder return; (10) economic value created; and (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including the S&P 500® index or other indexes or groups of comparable companies referenced in the Company’s proxy statement in response to Item 402(b) of Regulation S-K.

(iii) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with such Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Such Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards in accordance with Section 6 and this Section 8.

(c) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and as to the achievement of performance goals relating to Performance Awards under Section 8(b) shall be made in writing in the case of any Award intended to qualify under Section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Performance Awards.

(d) Status of Section 8(b) Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards under Section 8(b) granted to persons who are designated by the

Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code shall, if so designated by the Committee, constitute qualified “performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, the terms of Sections 8(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9. Change in Control Provisions.

(a) Acceleration Upon Termination Following a Change in Control. Except as provided in an Award Agreement, if the employment of a Participant is terminated without Cause or such Participant resigns for Good Reason within 24 months following a “Change in Control,” as defined in this Section:

(i) any Award held by such Participant carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and

(ii) the restrictions, deferral limitations, and forfeiture conditions applicable to any other Award held by such Participant shall lapse, such Awards shall be deemed fully vested, any performance conditions imposed with respect to Awards shall be deemed to be achieved as set forth in Section 9(b), and payment of such Awards shall be made in accordance with the terms of the Award Agreements;

provided, however, that if an outstanding Award is not assumed, converted, or replaced in connection with a Change in Control on an equivalent basis, (A) any such Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested and (B) the restrictions, deferral limitations, and forfeiture conditions applicable to any such Award shall lapse, such Awards shall be deemed fully vested, any performance conditions imposed with respect to such Awards shall be deemed to be achieved as set forth in Section 9(b), and payment of such Awards shall be made in accordance with the terms of the Award Agreements.

(b) Change in Control and Performance Awards. Unless the Committee specifies otherwise, upon the effectiveness of a Change in Control, any and all performance conditions that relate to outstanding Awards shall be determined based on the actual performance as of the fiscal year-end immediately preceding the Change in Control or, if no fiscal year end has occurred subsequent to the grant of the Award and prior to the Change in Control, then any and all performance conditions shall be deemed satisfied at target performance.

(c) “Change in Control” Defined. For purposes of the Plan, a “Change in Control” shall have occurred if:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee, or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock), or more than one person acting as a group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) during any twelve-month period, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) there is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity (or any parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as herein above defined) or more than one person acting as a group acquired 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) during any twelve-month period, any person or more than one person acting as a group acquires all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that such assets have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company and its Subsidiaries.

(d) “Change in Control Price” Defined. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest price per share paid in any transaction constituting a Change in Control or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding or following a Change in Control.

10. General Provisions.

(a) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable foreign, federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock, other securities or property under any Award until completion of such regulatory compliance requirements or other required action under any state, federal, or foreign law, rule, or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in compliance with applicable laws, rules, and regulations.

(b) Nontransferability. Except as otherwise provided in this Section 10(b), Awards shall not be transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a designation of a Beneficiary, and Awards shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. In addition, except as otherwise provided in this Section 10(b), no rights under the Plan may be pledged, mortgaged, hypothecated, or otherwise encumbered, or be subject to the claims of creditors. The foregoing notwithstanding, the Committee may, in its sole discretion, provide that an Award (or rights or interests therein) other than ISOs and Awards in tandem with ISOs shall be transferable, including permitting transfers, without consideration, to a Participant’s immediate family members (i.e., spouse, children, grandchildren, or siblings, as well as the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only parties, or other transfers deemed by the Committee to be not inconsistent with the purposes of the Plan.

(c) No Right to Continued Employment. Neither the Plan nor any action taken thereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s employment at any time.

(d) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of employer or employee social security contributions or withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Affiliates and Participants to satisfy obligations for the payment of such withholding taxes, contributions and other tax obligations relating to any Award. This authority shall include, to the extent permitted under applicable law, authority to withhold or receive Stock or other property, to sell such Stock on the Participant’s behalf and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders within one year after such Board action if such stockholder approval is required by any federal law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially adversely affect the rights of such Participant under any Award theretofore granted to him or her, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially adversely affect the rights of such Participant under such Award, except to the extent any such action is made to cause the Award to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations or is otherwise made in accordance with Section 10(n); provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof. Following the occurrence of a Change in Control, the Board may not terminate this Plan or amend this Plan with respect to Awards that have already been granted in any manner adverse to Participants.

(f) No Rights to Awards; No Rights to Additional Payments; No Stockholder Rights. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. All grants of Awards and deliveries of Stock, cash, or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing any contributions to or any benefits under any retirement, profit-sharing, severance, or other benefit plan of the Company or any Subsidiary or Affiliate, unless the Committee expressly provides otherwise in writing. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

(g) Unfunded Status of Awards and Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines. If and to the extent authorized by the Committee, the Company may deposit into such a trust Stock or other assets for delivery to the Participant in satisfaction of the Company’s obligations under any Award. If so provided by the Committee, upon such a deposit of Stock or other assets for the benefit of a Participant, there shall be substituted for the rights of the Participant to receive delivery of Stock and other payments under this Plan a right to receive the assets of the trust (to the extent that the deposited Stock or other assets represented the full amount of the Company’s obligation under the Award at the date of deposit). The trustee of the trust may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Effective Date and Approval Date. The Plan shall become effective upon approval by the Board of Directors (the “Effective Date”); provided, however, that the Plan shall be subject to the subsequent approval by the Company’s stockholders at a meeting of Company stockholders duly held in accordance with the Delaware General Corporation Law, or any adjournment thereof in accordance with applicable provisions of the Delaware General Corporation Law, such stockholder approval to be obtained not later than one year after the Effective Date (the date of such approval being referred to as the “Approval Date”). Any Awards granted under the Plan prior to such approval of stockholders shall be subject to such approval, and in the absence of such approval, such Awards shall be null and void.

(l) Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the tenth year anniversary of the Effective Date, (ii) the maximum number of Shares available for issuance under the Plan have been issued, or (iii) the Board terminates the Plan in accordance with Section 10(e). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

(m) Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term, or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed.

(n) Cancellation or “Clawback” of Awards in Case of Certain Financial Restatements. The Company may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement or as specified in an Award Agreement, cancel, reduce or require reimbursement of any Awards granted to a Participant.

(o) Titles and Headings; Certain Terms. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. The term “including,” when used in the Plan, means in each case “including without limitation.”

(p) Data Protection. By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to the Company, any Subsidiary or Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i) administering and maintaining Participant records;

(ii) providing information to the Company, Affiliates or Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(iii) providing information to future purchasers or merger partners of the Company or any Affiliate or Subsidiary, or the business in which the Participant works; and

(iv) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.